Exhibit 10.5

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), made and entered into as of December 20, 2012, between J. Bryan Baker (“Executive”) and FirstCity Financial Corporation, a Delaware corporation (“Company”);

WITNESSETH THAT:

WHEREAS, Executive is currently employed by Company as its Senior Vice President and Chief Financial Officer;

WHEREAS, pursuant to that certain Agreement and Plan of Merger among Hotspurs Holdings LLC (“Parent”), Hotspurs Acquisition Corporation (“Merger Subsidiary”) and Company dated December 20, 2012 (the “Merger Agreement”), Merger Subsidiary will merge with and into Company and Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent;;

WHEREAS, following the transactions contemplated by the Merger Agreement, Executive’s employment with Company and its affiliates will terminate as outlined in this Agreement; and

WHEREAS, Company has determined that it is appropriate to provide severance benefits to Executive upon his termination of employment and to require from Executive certain agreements and covenants in exchange for such severance, including a mutual release and waiver; and

NOW, THEREFORE, the parties agree as follows, all conditioned upon the Closing (as defined in the Merger Agreement) of the transactions contemplated by the Merger Agreement:

1.                                      Effective Date.  This Agreement shall become effective on the Closing Date (as defined in the Merger Agreement, the “Effective Date”), which is anticipated to occur during the 2013 calendar year, provided that Executive remains employed by Company through the Closing.  Notwithstanding the foregoing or any other provision of this Agreement, this Agreement is conditioned upon and shall become effective only upon the consummation of the transactions contemplated by the Merger Agreement and if such transactions are not consummated, this Agreement shall be of no force and effect and shall terminate automatically without any further actions of the parties.

2.                                      Release Requirements.  In consideration of the Severance Payments (as defined in Section 4 hereof) provided to Executive in accordance with this Agreement, on or before the Termination Date Executive is required to execute a Mutual Release and Waiver, in the form set forth as Exhibit A of this Agreement (as the same may be updated in connection with the Termination Date (as defined in Section 3 hereof)), which Exhibit A is attached to and forms a part of this Agreement (the “Executive Release”), the Executive Release shall become effective, and the Executive Release shall not be revoked by Executive.  The requirements set forth in this Section 2 are referred to herein as the “Release Requirements”.  Company also agrees to enter into the Executive Release.

3.                                      Post-Closing Employment and Termination Date.  Subject to the terms and conditions of this Agreement, Executive’s employment with Company shall continue for six months following the Effective Date; provided, however, that Company and Executive, by mutual agreement, may extend the period of continuing employment past the six month anniversary of the Effective Date for such period agreed and, in the event of any such extension, the terms and conditions of this Agreement shall continue to apply for such extended period.  During any period of employment following the Effective Date, Executive shall continue to be paid his base salary, as well as participate in Company employee benefits, at the rate or on the same terms in effect immediately prior to the date of this Agreement and he shall perform such duties for Company as reasonably requested by Company; provided, however, that it is intended that Executive shall provide transition services with respect to his position as Senior Vice President and Chief Financial Officer of Company.  Notwithstanding the foregoing, Company or Executive may terminate Executive’s employment with Company at any time on at least 30 days’ advance written notice.  The date on which Executive’s employment with Company terminates for any reason shall be referred to herein as the “Termination Date”.  Executive shall cease to be an officer and/or director of Company and its affiliates as of the Termination Date.  During any period of employment following the Effective Date, Company’s indemnification obligations to Executive, whether by agreement, charter provision or bylaw provision, or pursuant to Company’s directors and officers insurance policy, shall continue in full force and effect on the same terms that existed as of the date of this Agreement.

4.                                      Severance.  Subject to the terms and conditions of this Agreement, in consideration of Executive’s past services for Company, the Executive Release and the provisions of Sections 5 and 6 of this Agreement, Executive shall be entitled to the following compensation and other payments and benefits under this Agreement:

(a)                                 On the Termination Date or otherwise in accordance with applicable law, Company shall pay to Executive any accrued but unpaid wages and any other accrued but unpaid compensation which is owed to Executive by Company for periods ending on or prior to the Termination Date.  Executive shall be entitled to any compensation and benefits under employee benefit plans and arrangements maintained by Company and its affiliates which have accrued to him as of the Termination Date under the express provisions of such plans and arrangements (including, without limitation, payment for any accrued and unused vacation as of the Termination Date), it being understood that in no event shall this Agreement provide any compensation or benefit in substitution for, or otherwise in lieu of, any compensation or benefit to which Executive is entitled under any such plan or arrangement.

(b)                                 On the 8th day following the Termination Date (the “Payment Date”) Company shall pay to Executive, in a lump sum cash payment, the annual bonus amount that Executive would have been entitled to receive under Company’s 2012 bonus plan had the Termination Date not occurred, to the extent not already paid to Executive on the Payment Date, in accordance with the normal provisions of the 2012 bonus plan (or in an amount and to the extent otherwise determined by the Compensation Committee of Company’s Board of Directors pursuant to the provisions of the 2012 bonus plan); provided, however, that, in the event that, as of the Payment Date, the 2012 bonus has not been paid to executives generally in accordance with the past practices of Company, then the 2012 bonus shall be paid as of the date that such bonus is otherwise paid to executives in accordance with past practices.

(c)                                  On the Payment Date, Company shall pay Executive a lump sum cash payment equal to $475,000.

(d)                                 If Company terminates Executive’s employment for reasons other than cause prior to the six month anniversary of the Effective Date, then, on the Payment Date, Company shall pay Executive a lump sum cash payment equal to the base salary that Executive would have received had he remained employed by Company from the Termination Date through the six month anniversary of the Effective Date.  For the avoidance of doubt, Executive shall be entitled to the payments specified in paragraphs 4(a), 4(b) and 4(c) notwithstanding the termination of Executive’s employment by Company or Executive for any reason whatsoever prior to or after the six month anniversary of the Effective Date.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no payments shall be paid to Executive pursuant to paragraphs 4(b), (c) or (d) (collectively, “Severance Payments”) unless the Release Requirements are met as of the Payment Date.  If the Release Requirements are not met by Executive on the Payment Date, Executive shall have no rights to the Severance Payments and Company shall not pay any Severance Payments to Executive.

In addition to the foregoing, at the Termination Date, (i) Executive shall be entitled to maintain his cell phone number and Company will cooperate in the transfer of such number into Executive’s name, and (ii) Executive shall be entitled to retain and remove from Company premises any furniture, artwork or mementos owned by him as documented in Schedule 4 attached hereto.

5.                                      Confidential Information.  Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that Executive has express authorization from Company, Executive agrees that he will keep secret and confidential indefinitely, will not disclose, either directly or indirectly, to any other person, firm, or business entity, and will not use in any way, any non-public information concerning Company and its affiliates which was acquired by or disclosed to him during the course of his employment with Company, including, without limitation, Company’s or its affiliates’ customers, products, equipment, processes, costs, operations and methods, whether past, current, or planned, as well as knowledge and data relating to processes, business plans, marketing and sales information originated, owned, controlled or possessed by Company or its affiliates.  Nothing in the foregoing provisions of this Section 5 shall be construed so as to prevent Executive from using, in connection with his employment for himself, for an employer (or other recipient of his services), or otherwise, knowledge which was acquired by him during the course of his employment or other engagement by Company or its affiliates and which is generally known to persons of his experience in other companies in the same industry or such information that otherwise becomes publicly available through no fault of Executive.

6.                                      Non-solicitation.  Executive agrees that from and after the Termination Date, and for a period of twelve (12) months thereafter (the “Restricted Period”), neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity or business, will (a) request, induce or attempt to influence, directly or indirectly, any employee of Company or any of its affiliates to terminate their employment with Company or any of its affiliates or (b) employ any person who, during his period of employment with Company was, or after the Termination Date is, an employee of Company or any of its affiliates; provided, however, that the foregoing restrictions shall not apply to general employment solicitations and not directed to an employee of Company or any of its affiliates or the hiring of any former employee of Company or any of its affiliates who was not solicited to leave or induced to leave the employment of Company or any of its affiliates by Executive.  Executive further agrees that, during the Restricted Period, he shall not, directly or indirectly, as an individual, employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of Company or of any other person, entity or business, solicit or encourage any present supplier, contractor, partner or investor of Company or any of its affiliates to terminate, limit or otherwise alter his, her or its relationship with Company; provided, however, that the foregoing restrictions shall not apply to general solicitations or communications by Executive or any such entity that are not directed at any suppliers, contractors, partners or investors of Company or its affiliates for the purpose of soliciting or encouraging them to terminate, limit or otherwise alter his, her or its relationship with Company or any of its affiliates.  Notwithstanding any contrary provisions of the immediately preceding sentence, this Section 6 is not intended and shall not be construed as a covenant of noncompetition on the part of Executive, and Executive shall be entitled following his employment with Company to become an employee, partner, investor, member, consultant or participant with any third party that itself may be engaged in a business similar to that of Company.

7.                                      Amendment.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.  So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

8.                                      Successors and Affiliates.  This Agreement shall be binding on, and inure to the benefit of, Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Company’s assets and business.

9.                                      Remedies.  Executive acknowledges that Company and its affiliates would be irreparably injured by his violation of Sections 5 or 6, and he agrees that Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of Sections 5 or 6.

10.                               Withholding.  To the extent required by applicable law, all amounts otherwise payable under the Agreement shall be subject to withholding and other employment taxes.

11.                               Waiver of Breach.  The waiver by Executive or Company of a breach of any provision of this Agreement shall not operate as or be deemed a waiver by the non-breaching party of any subsequent breach.  Continuation of payments or benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said payments or benefits based upon the same violation.

12.                               Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

13.                               Notices.  All notices hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, sent by registered or certified mail, postage prepaid, sent by overnight courier or facsimile, at such addresses as the parties may from time to time provide to each other.

14.                               Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any state.

15.                               Counterparts.  This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

16.                               Other Agreements.  Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between Executive and Company relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, whether written or oral.

17.                               Special Section 409A Provisions.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Termination Date (or other separation from service or termination of employment):

(a)                                 and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following Executive’s separation from service; and

(b)                                 the determination as to whether Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

FIRSTCITY FINANCIAL CORPORATION

By	/s/ James T. Sartain
Its	Chief Executive Officer

/s/ J. Bryan Baker
J. Bryan Baker

Exhibit A

EXECUTIVE RELEASE

MUTUAL RELEASE AND WAIVER

This document is attached to, is incorporated into, and forms a part of, a Separation Agreement dated as of December 20, 2012 (the “Agreement”) between FirstCity Financial Corporation (“Company”) and J. Bryan Baker (“Executive”). Except for a claim based upon a breach of the Agreement, Executive, on behalf of himself and his heirs, representatives, agents, and insurers (hereinafter the “Employee Releasors”) releases and forever discharges Company and its current and former officers, directors, trustees, members, representatives, agents, employees, and insurers, and its affiliates, predecessors and successors and their respective officers, directors, representatives, agents, employees, and insurers (hereinafter collectively and individually the “Releasees”) from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, known or unknown (sometimes referred to in this Release as “Claims”) which Executive (or the other Employee Releasors may have) now has or claims, or might hereafter have or claim, against the Releasees based upon or arising out of any matter or thing whatsoever, through the date of this Mutual Release and Waiver, including but not limited to any alleged violation of the Age Discrimination in Employment Act of 1967, as amended (including amendments made by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, The National Labor Relations Act, as amended, The Fair Labor Standards Act, as amended, The Occupational Safety and Health Act, as amended, The Family and Medical Leave Act of 1993, any state antidiscrimination law, any state wage and hour law, any other local state or federal law, regulations or ordinance, any public policy, contract, tort or common law or any allegation for costs, fees or other expenses ,including attorneys’ fees, incurred in these matters. Claims for breach of the Agreement by Company are not waived or released by Employee Releasors.

Company, in exchange for good and valuable consideration, releases and forever discharge Employee Releasors from any and all Claims which Company now has or claims, or might hereafter have or claim, against the Employee Releasors based upon or arising out of any matter or thing whatsoever, through the date of this Mutual Release and Waiver with the exception of willful misconduct, fraud or criminal conduct in the discharge of Executive’s employment duties or acts knowingly outside the scope of his employment with Company, provided further that as of the date of signing this Mutual Release and Waiver, Company is not aware of any circumstances falling within this exception. In addition, claims for breach of the Agreement by Executive are not waived or released by Company.

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The following provisions are applicable to and made a part of the Agreement and this Mutual Release and Waiver:

(a)                                 In exchange for this Mutual Release and Waiver, Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under Company’s policies or applicable law.

(b)                                 Company hereby expressly advises Executive to consult with an attorney of his choosing prior to executing the Agreement or this Mutual Release and Waiver.

(c)                                  Executive has forty-five (45) days from the Effective Date (as defined in the Agreement) to consider whether or not to execute this Mutual Release and Waiver. In the event of such execution, Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. The Mutual Release and Waiver will not become effective until expiration of such revocation period.

(d)                                 This Mutual Release and Waiver and the commitments and obligations of the parties under the Agreement:

(i)                                     shall become final and binding immediately following the expiration of Executive’s right to revoke the execution of the Agreement in accordance with paragraph (c) of this Exhibit A;

(ii)                                  shall not become final and binding until the expiration of such right to revoke; and

(iii)                               shall not become final and binding if Executive revokes such execution by writing delivered to Company’s Board of Directors on or prior to the date on which his right to revoke the execution of this Agreement expires.

(e)                                  Executive hereby acknowledges that he has carefully read and understands the terms of the Agreement and this Mutual Release and Waiver and his rights as set forth therein and that, by executing this Mutual Release and Waiver and to receive thereby the payments and benefits agreed to in the Agreement, he freely and knowingly, and after due consideration, voluntarily enters into this Mutual Release and Waiver. Executive further agrees that if he signs this Mutual Release and Waiver in less than 45 days, he confirms by such signature that he does so freely and knowingly, after due consideration, voluntarily and without any pressure or coercion of any nature from anyone at Company. [TO BE PROVIDED AT TERMINATION DATE. A list of the job titles and ages of all individuals eligible to and not eligible to receive severance is attached hereto as Appendix 1.]

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MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THIS ENTIRE DOCUMENT, UNDERSTAND WHAT I AM SIGNING, AND AM ACTING VOLUNTARILY OF MY OWN FREE WILL, HAVING RECEIVED VALUABLE CONSIDERATION FOR THIS AGREEMENT. COMPANY HAS HEREBY ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY AND ANY OTHER ADVISORS OF MY CHOICE PRIOR TO SIGNING THIS MUTUAL RELEASE AND HAS ADVISED ME THAT I AM RELEASING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AMONG OTHER CLAIMS, AND FURTHER THAT I WILL NOT RECEIVE ANY PAYMENTS OR BENEFITS EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

SIGNATURE	DATE

FIRSTCITY FINANCIAL CORPORATION

By:
Name:
Title:

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Schedule A

[To be supplied by Executive]

None

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